Exhibit 95
MINE SAFETY DISCLOSURES

Section 1503 of the Dodd-Frank Act contains reporting requirements regarding coal or other mine safety. In conjunction with our acquisition of Tronox Limited’s (“Tronox”) (NYSE:TROX) trona and trona-based exploring, mining, processing, producing, marketing and selling business (the “Alkali Business”) on September 1, 2017, we acquired and now operate a mine at the Green River, Wyoming facility. Our mine is subject to regulation by the Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”), and is therefore subject to these reporting requirements. Presented in the table below is information regarding certain mining safety and health citations which MSHA has issued with respect to our operation as required by the Dodd-Frank Act. In evaluating this information, consideration should be given to the fact that citations and orders can be contested and appealed, and in that process, may be reduced in severity, penalty amount or sometimes dismissed (vacated) altogether.

The letters used as column headings in the table below correspond to the explanations provided underneath the table as to the information set forth in each column with respect to the numbers of violations, orders, citations or dollar amounts, as the case may be, during the second quarter 2024 unless otherwise indicated.

	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)
Mine or Operating Name/ MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessment Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Genesis-Alkali at Westvaco MSHA I.D. No.: 48-00152	4	0	3	0	0	$14,567	0	No	No	4	2	0

(A)The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety and health hazard under section 104 of the Mine Act for which the operator received a citation from MSHA.
(B)The total number of orders issued under section 104(b) of the Mine Act.
(C)The total number of citations and orders for unwarrantable failure of the operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.
(D)The total number of flagrant violations under section 110(b)(2) of the Mine Act.
(E)The total number of imminent danger orders issued under section 107(a) of the Mine Act.
(F)The total dollar value of proposed assessments from the MSHA under the Mine Act. Only includes assessments proposed for citations issued in second quarter 2024.
(G)The total number of mining related fatalities.
(H)During the quarter ending June 30, 2024, the mine did not receive Notice of Pattern of Violations under Section 104(e)
(I)During the quarter ending June 30, 2024, the mine did not receive Notice of a Potential to have a Pattern of Violations Under Section 104(e).

(J)Includes all legal actions before the Federal Mine Safety and Review Commission, together with the Administrative Law Judges thereof, for our operations.
(K)The total number of legal actions were initiated by us to contest citations, orders or proposed assessments issued by the federal Mine Safety and Health Administration during the second quarter 2024.
(L)Previously initiated legal action to contest citations, orders or proposed assessments issued by the federal Mine Safety and Health Administration, which if successful, could result in the reduction or dismissal of those citations, orders or assessments, resolved during the period.